EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2017 Conference Call
Question/Answer Session
August 4, 2017, 10:00 am CT
Chairperson: Douglas Kessler

Participant 1:	Good morning guys. Can you give us…
Douglas Kessler:	Good morning.
Participant 1:	…an update on the select-service hotel sales. You know, how many are actively being shopped, what you're seeing the marketplace, cap rates, etc.?
Douglas Kessler:
Sure. So, our ultimate goal is to focus on owning upper upscale full service hotels. And our select portfolio accounts for approximately 30% of our EBITDA and had about a 1.9% RevPAR growth in the second quarter. So for those reasons, we’re going to make sure we provide for a strategic and accretive outcome to the transactions related to this portfolio.

We look at and continue to look at a variety of options, and it's a fluid situation. I think that the market for select service hotels has remained fairly stable throughout the year. There’ve been single asset trades, but not a large number of portfolio trades. So we’re monitoring the pricing in that market and the opportunity to redeploy capital, and looking at strategic alternatives with the portfolio that we have because they’re a very attractive portfolio of select service hotels.

Participant 1:
Yes. I guess I'm just surprised. When you look at somebody like RLJ going after FelCor when they've got a lot of select-serve and companies like Apple REIT with a lot of select-serve, there couldn't be some type of combination that basically solves both entities' problems. Would you suspect that it's just the bid-ask spread is too wide or there just isn't an interest?

Douglas Kessler:
We’ve got a great collection of select service hotels, and what we’re trying to accomplish is the value maximization of that portfolio. So we’re open to evaluating and have been evaluating a variety of alternatives and will continue to do so until we come across the one that we feel is going to be the best outcome for our shareholders.

Participant 1:
Okay. And without getting into specifics, I mean, you guys made a run at FelCor earlier this year. And, again, you don't have to be specific, but do you see other opportunities in the marketplace besides kind of one-off acquisitions that could spearhead your growth into the upper upscale full service segment?

Douglas Kessler:
Over the years, you’ve seen us perform well both with single asset transactions, portfolios, and entities. We always keep our eye open for the most accretive utilization of our cash. We have a substantial amount of net working capital as Deric highlighted. We like the fact that we have that amount of capital for a variety of reasons. And yet over the past couple years, you've also seen us be very disciplined in that we haven’t acquired much.

And so I think that what we’re exercising is good judgment on transactions and utilizing our capital and making sure that the investments that we make are in fact opportunistic. I think the case in point, one of the more recent transactions that we did acquire was an asset that Jeremy highlighted in his comments, is W Atlanta and the tremendous performance enhancements that we've made at that asset. So those are the types of opportunities that we’re looking for.

Participant 1:	Okay. Thanks, Douglas.
Douglas Kessler:	Thanks.
Participant 2:
Hi, good morning guys. I know you called out Dallas as one of the weaker markets in the quarter. We’ve heard that from a couple of your peers. And I guess since that’s kind of your backyard, I mean, can you walk us through this because that had been a strong market for most folks. Can you walk us through what you're seeing down there?

Jeremy Welter:
Sure, I can handle that. For Dallas, there's a tremendous amount of demand generators coming into Dallas. But there’s also tremendous amount of supply. Most of that supply is in the Plano Frisco market. I don't know how familiar you are with Dallas, but there is a lot of supply coming in that market.

And the demand generators are a development called Legacy West which is really quite phenomenal what they're doing there. And Toyota has relocated their headquarters to Dallas, their North American headquarters. There’s also Liberty Mutual. There’s a decent amount of business demand generators that are just starting to come in.

So the supply came into market because folks saw the demand coming in, but they unfortunately came in before the demand was in. So I think you’ve got a period of imbalance. I don't know exactly how long that’s going to last. But it’s probably several quarters, and then you'll hopefully see demand mitigate some of the supply growth.

Participant 2:
Okay. Thanks Jeremy. And also you mentioned the one management contract converted to franchise. I guess across the portfolio, do you have a lot more opportunities coming up to do more management franchise conversions?

Jeremy Welter:
Not really. We’re always looking at ways that we can add value. Fortunately our hotels are performing pretty well. And so the way that you can typically convert is through performance thresholds. Unfortunately, fortunately, right?

So we’re happy with the performance, driving great performance in the hotels that we own. But we don’t have any opportunities for performance termination. In this specific transaction that we did with Marriott, it was a horse trade for something else that is under a confidentiality agreement.

But it was not a performance termination provision that we utilized. But it was an opportunity for us to capture value in that asset.
Participant 2:	Okay. Very good. Thanks.
Participant 3:	Great. Thanks. I wonder if you could just sort of give your take on the group booking outlook and demand and how that may have changed over the last quarter and where you see that going.
Jeremy Welter:
Sure, this is Jeremy. So if you look at our quarter, we had a positive RevPAR in group for the quarter. But it was all through rate. And so actually our room nights were down in the quarter. Most of that is because of the shift of the Easter into the second quarter. And that had impacted group bookings for sure. That had an impact to the business transient as well, our transient segment.

But if you look at our quarter, April was the worst month. And so we would probably have been positive in terms of group room nights had the Easter shift not occurred. Unfortunately, in a market where it is a little bit softer, you just can’t overcome it like we’ve been able to do in maybe previous quarters with the shift in calendar.

Looking forward, I will tell you that our need period for group bookings is Q3. There are some holes and we've been focused on this. It’s been our need period all year long. If you’re following the industry, I do believe that's very consistent with what we’re hearing from our peers and from our management companies.

The good thing as we stand right now is that we’ve been able to mitigate that tremendously from where we started at the beginning of the year. And so we have had some acceleration to address some of that need in the third quarter.

Participant 3:	I guess maybe even more forward-looking, what’s your take on how 2018 is shaping to relative to what you would’ve thought a quarter ago?
Jeremy Welter:
We don’t give a guidance, but what I can say is that what I’m hearing from some of our peers is that group bookings are positive, but in the low single digits. What I can say for the Trust portfolio is our 2018 bookings are very healthy.

Participant 3:	So in other words, are you saying that what you hear from others is you’re saying is consistent with that or you’re saying you think it’s better than maybe what some others are saying?
Jeremy Welter:
I think when you look our specific portfolio, as we stand now, and that's only about maybe 38% of where we stand. In terms of the year, I think about 38% of actualized group revenues from last year. And keep in mind that group is probably 25-ish percent of our portfolio. Our group bookings are healthier to what we're hearing from our peers and management companies.

Participant 3:	Great. Thank you.
Participant 4:	Good morning gentlemen.
Douglas Kessler:	Good morning.
Participant 4:
I wanted to get your thoughts on your stock's underperformance. You guys have made a lot of progress on a lot of fronts this year. It’s a two-fold question. One, why do you think that is and what else are you doing or what else you think you could be doing to maybe close that big valuation gap that is out there today.

Douglas Kessler:
I appreciate you asking that question. Obviously, we are very motivated, very aligned given the amount of ownership that we have in the company. And so, we are as frustrated as I'm sure investors are with the performance of the company year-to-date.

Obviously, at the beginning of the year we attempted something very strategic, something that we thought would be in the shareholders best interest. But it just didn't work out the way that we wanted, and yet we still have posted numbers that are generally in line and in some cases better than the rest of the industry.

We have a great portfolio of assets that are highly diversified. We think that it is just point in the cycle and with the difference in performance between the non-major markets and the major markets that, that is a competitive advantage for us.

We have a maturity schedule that we have been very proactive in and managing since our IPO, although we carry a slightly higher debt level, we believe in the benefits of financial leverage and yet we manage our balance sheet very carefully and Deric and Steve are doing very fine job. And as he noted, we have addressed our 2017 maturities, we’re working on our 2018 maturity and so we're well ahead of that.

So, we like where we stand with respect to the debt side of the equation. Jeremy and his team do an outstanding job on the asset management side. Both with respect to the Remington managed assets, as well as brand managed assets and that shows up in our numbers, that shows up in our index gains, that shows up in our EBITDA flows.

And so we are very proud of our performance and yet we continue to find organic opportunities in our portfolio to add value even when we are not active in the transaction mode. If you think about the last two years, we haven’t acquired much, we've chased after a few things. But we’ve been disciplined in our capital deployment and yet we continue to post numbers that I think in general have performed exceptionally well relative to the peer group over that same period of time.

I think it also worth noting that we're sitting on a tremendous amount of capital that we can use opportunistically or alternatively we can use it as a hedge to the extent there is an unexpected downside occurrence in the market, so we like that position. I think for all those reasons we feel like we have opportunities ahead of us.

The other question was about our select service portfolio that somewhat of a valuable currency that we have that we can also use to potentially recycle into assets that are more strategically aligned with our go-forward strategy will focus on full-service upper upscale hotels. So I would like to think we have numerous tools in the toolbox that we still have to our advantage to create value for the portfolio.

You can look at the charts and see what the relative consensus numbers are in the EBITDA multiples of us and our peers and draw your own conclusions regarding that. So, I think we’re working to create shareholder value on so many fronts within this company. And we will continue to do that and work even harder to drive better performance out of the portfolio and find ways to make this portfolio even more creative to shareholders.

Participant 4:	Thanks for that. And then just on a leverage side 55% to 60% target where you guys are at currently?
Deric Eubanks:	Hi, this is Deric. We’re currently at about 61%. So we’re at the high end of our targeted leverage level, so little appetite to increase our leverage from here.
Participant 4:	All right. Thank you.

Participant 5:
Hi, good morning guys. I have a couple of things to touch on. The first is kind of a follow up to a prior question and some of your commentary Doug on the select service portfolio. You know, it seems like you guys have been one of the best managers of the Ashford team given the fact that you are always opportunistic in nature when it comes to capital allocation whether it would be acquisitions, jurisdictions and certainly the soft quarter bid is the case in point there.

It seems like today from the comments you guys have made, as well as what we are hearing from others that the debt markets are pretty open for private equity, and CMBS markets are pretty robust right now for hotels. And I think that's partly - partly explains the unsolicited offer RLJ received from Blackstone or rumored received from Blackstone to take out their company.

So given that dynamic, isn’t now the right time to be trying to bring a big portfolio of select service hotels market to take advantage of that opportunity while it exists? And then, what strategic alternatives that you’ve mentioned are you guys looking at for the select service portfolio?

Douglas Kessler:
I think we have considered a variety of alternatives and will continue to do so. You're right the debt markets are very attractive today. And that should enhance value across most real estate because that is sort of the grease that helps with the valuation metrics and it brings more buyers into the market that are seeking better returns.

We have a great portfolio of select service assets and our purpose here is to try to find the accretive solution and to do so in a way that enables the outcome for the Trust portfolio to be even better. And we have to recycle that capital. We have to figure out what the strategic implications are with what we do with that portfolio.

And while we have had interest both unsolicited single asset and portfolios, we’re evaluating those possibilities, we’re evaluating strategic alternatives. So, I think at this point it's premature for us to provide any specific comment on the - what the eventual outcome will be with the select service portfolio and it just taking us a little bit longer than we would have liked.

We’re being methodical about it and yet were focused on it. So we’ll continue to work on the best way to create value out of that group of assets within our portfolio.
Participant 5:
No, that’s helpful. I understand that there are different ways to create value and some ways can be better than others. It seems like with the market pricing today you’d be able to sell at an attractive valuation compared to where your stock trades and worst case you use the proceeds to buy back stock. And best case redeploy into more accretive means of acquisitions.

But I just, I feel like one of the concerns that we keep hearing from investors is one of the reason, that you guys aren't doing that is because of the external advisor and the inability to sell assets without their approval and is that impeding a faster sale of these assets.

Douglas Kessler:
We’re looking at a variety of alternatives and will continue to do it until we strike upon the one that we think is right because it could be a combination of alternatives that’s going to create value out of the portfolio.

Participant 5:
Okay. And then Jeremy a question for you, Ashford Inc. has bought I guess three different platforms recently, J&S Audio Visual, Pure Rooms and OpenKey. And I know in their releases they’ve expected to roll those platforms out at the Ashford Trust portfolio. We've gotten some questions and concerns from investors that this just adds more fees from Ashford Trust to Ashford Inc.

Can you just walk through some of the benefits that you think you know the Trust portfolio is going to see from rolling out some of those platforms at, across the portfolio?
Jeremy Welter:
Sure. Love the question. There’s tremendous amount of benefits and when we look specifically where we target some of these investments, the reason, with J&S Audio Visual, we’ve been - I’ve been looking for an audio visual company for quite some time because I would say of all the services that we see in our hotels that’s probably the worst, most poorly executed within our portfolio, its audio visual.

As you know that there has been tremendous amount of consolidation in that space. And with that consolidation, you know, some of the firms are controlled by private equity firms that are wanting to monetize that. And they suck the life out of a lot of those companies. And so we had a good example at our Capital Hilton in January.

And the quality of the - for our board meeting, the quality of audio visual services that we had at the time were embarrassing for me in front of the board. It was just really poorly executed. We could not even use the phone. We had to use a cellphone to dial in other board members for our speakerphone. And that’s just a good example of what we see in our portfolio.

And so the service is down. What we're seeing as well as when folks show up, our group business shows up, they’re not always pleased with our in-house AV provider. And so we’re losing some business to the hotel. And as you know, it's quite lucrative kickbacks to the hotel for the AV provider.

I don’t know if you know about the structure, but basically there's a commission structure that’s paid to the hotel based on the audio-visual revenue, and it’s basically a 100% profit to our hotels that we have within our portfolio. And so if a client shows up, like the AV company that we have in our hotel, and they want to use their own AV company well we just lose all that business. And when you look through our guest comments, we get a lot of bad negative feedback on the AV companies that we have.

So I think that this is a great opportunity for us to do something very similar with what we did with Remington from the very beginning. We have tremendous amount of control on the service. These are market-based contracts. So there’s not any more fees that we’re going to be paying. And in fact, I think that we’re going to see more profits at our hotels because of this affiliated relationship.

Because I think they have less turnover, less lost business for our group bookings when they show up. I think they’re more likely to use J&S. And better control of the service, I can assure you that I want the best absolute service in our hotels from our AV provider. And I can't think of a better company than what we've invested in with J&S.

The management team is incredible. The continuity of the team is remarkable. This is a company that is a father-son business, and the father is close to 70 years old. And he wanted to monetize, but his biggest concern was that he didn’t wanted to sell to a strategic buyer that would just fire all his management and staff.

And so we were the right partner for them because we don’t want to run the company, we just want to have an influence on how the company performs at our hotels. And so it’s a very good synergistic relationship for Ashford Inc., as well as Trust and Prime. So I’m very, very excited about this relationship. I view it as a net positive for sure, and for all parties involved. Go ahead.

Douglas Kessler:
It’s Douglas. Just one general comment, I think that to the extent that Ashford Inc., our advisor, invests in businesses that are high quality businesses, high quality service providers to the hospitality space, I think that that is a significant competitive advantage for Ashford Trust to be able to contract with those service providers, top-notch service providers where we are adding value to those organizations through the asset management platform.

And keep in mind that Ashford Trust is a 1/3 owner of Ashford Inc. and so we and our shareholders also participate in the benefit of those investments. But importantly, I think that with these services being implemented at market terms into the Ashford Trust hotels that it will enhance the profitability in the performance of our assets and those companies will be motivated to do so.

So, that I think is as we look at all the competitive advantages that we have across the Ashford Trust platform that's just another one.
Jeremy Welter:
And one thing, so we talked about J&S and I want to touch on very briefly. When you look at the performance of Trust, we gained market share over the last 3-1/2 years, which I think is remarkable. I’m very proud of our team's accomplishments specifically on the revenue optimization side.

And as we comb through all of our opportunities one of the things we continue to look for is premium rooms. How do we have more premium rooms, how do we differentiate our premium room product? And that’s why we are interested in Pure. It’s a great investment for our hotels, it’s relatively low cost and there’s incredible IRRs associated with it if executed properly.

And one of the things that we’re doing is we’re optimizing that platform to make it even better on how those rooms perform. Not only within Trust and Prime but amongst all owners that have Pure rooms.

And then we look at OpenKey, I think Mobile Key is hottest technology in the lodging sector and OpenKey is the number one provider in that space. And so I think it’s another huge competitive advantage across our platforms and I think it’s very synergistic.

Participant 5:	Fantastic. Thanks, that was really helpful guys.
Douglas Kessler:	Thank you again for joining today’s call. We look forward to speaking with you on our next quarter and also seeing you at our Investor Day which is October 3 in New York. Have a good day everyone.

END